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EXHIBIT 5.1

[HURLEY, LYNCH & RE, P.C. LETTERHEAD]

August 15, 2003

Board of Directors AVI BioPharma, Inc.
One S.W. Columbia Street, Suite 1105
Portland, OR 97258

Gentlemen:

We have acted as special Oregon counsel for AVI BioPharma, Inc., an Oregon corporation (the "Company"), in connection with the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 16, 2003, by and among the Company, Elk Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and eXegenics Inc., a Delaware corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Commission") on July 25, 2003, as amended and supplemented by the Prospectus Supplement (the "Registration Statement") to be filed by the Company with the Commission covering the offer and sale of up to 2,613,813 shares of common stock, $.0001 par value (the "Common Stock"), of the Company, under the Registration Statement and the proposed offer and sale of the Common Stock pursuant to the Registration Statement. We have examined such corporate records, certificate of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to the legal issues which we deem relevant, it is our opinion that the shares of Common Stock, when issued and sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

Very truly yours,

By:	/s/ HURLEY, LYNCH & RE, P.C. HURLEY, LYNCH & RE, P.C.

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  EXHIBIT 5.1